Exhibit 99.3

PHILIP MORRIS INTERNATIONAL INC. (PMI) PRESENTS AT THE

CONSUMER ANALYST GROUP OF NEW YORK (CAGNY) CONFERENCE

NEW YORK, February 17, 2009 — Philip Morris International Inc.’s (NYSE / Paris Euronext: PM) Chief Financial Officer, Hermann Waldemer, addresses investors today at the CAGNY Conference in Boca Raton, Florida.

The presentation and Q&A session are being webcast live, in a listen-only mode, beginning at approximately 3:00 p.m. ET, at www.pmintl.com. An archived copy of the webcast, together with presentation remarks and slides, will be available on the same site.

Highlights of the presentation include a brief overview of Philip Morris International’s (PMI) 2008 results, the company’s outlook for 2009 and its strong commitment to shareholder returns. PMI also reaffirms its forecast, announced on February 4, for 2009 full-year diluted earnings per share to a range of $2.85 to $3.00, at the then prevailing exchange rates, versus $3.32 in 2008. Excluding an adverse currency impact of $0.80 per share, 2009 guidance is projected to increase by 10-14%.

The presentation may contain projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.

PMI is subject to other risks detailed from time to time in its publicly filed documents, including the Quarterly Report on Form 10-Q for the period ended September 30, 2008. PMI cautions that the list of important factors is not complete and does not undertake to update any forward-looking statements that it may make.

Contact:

Investor Relations:

New York: +1 (917) 663 2233

Lausanne: +41 (0)58 242 4666

www.pmintl.com/investors

About Philip Morris International

Philip Morris International (PMI) [NYSE / Euronext Paris: PM] is the leading international tobacco company, with seven of the world’s top 15 brands including Marlboro, the number one cigarette brand worldwide. PMI has more than 75,000 employees and its products are sold in over 160 countries. The Company held an estimated 15.6% share of the international cigarette market outside of the United States in 2007. For more information, see www.pmintl.com.